Exhibit 21.1

SUBSIDIARIES OF REGENERON PHARMACEUTICALS, INC.

Name of Subsidiary*	State or Other Jurisdiction of Incorporation or Organization
Checkmate Pharmaceuticals, Inc.	Delaware
Decibel Securities Corporation	Massachusetts
Decibel Therapeutics Australia Pty Ltd	Australia
Decibel Therapeutics, Inc.	Delaware
Eastside Campus Holdings LLC	New York
Loop Road Holdings LLC	New York
Old Saw Mill Holdings LLC	New York
OSMR Holdings	Bermuda
Regeneron Assurance, Inc.	New York
Regeneron Atlantic Holdings	Bermuda
Regeneron Belgium SRL	Belgium
Regeneron Canada Company	Canada
Regeneron France SAS	France
Regeneron Genetics Center LLC	Delaware
Regeneron GmbH	Germany
Regeneron Healthcare Solutions, Inc.	New York
Regeneron India Private Limited	India
Regeneron International Holdings LLC	Delaware
Regeneron Ireland Designated Activity Company	Ireland
Regeneron Italy S.r.l.	Italy
Regeneron Japan KK	Japan
Regeneron NL B.V.	The Netherlands
Regeneron Spain, S.L.U.	Spain
Regeneron Switzerland GmbH	Switzerland
Regeneron UK Limited	United Kingdom
Rock County Holdings LLC	New York
Rockwood Road Holdings LLC	New York
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* Directly or indirectly wholly owned by Regeneron Pharmaceuticals, Inc.